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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1.    Dignity Prestige SDN BHD, a Malaysia corporation
2.    DirectAmerica Corporation, a Delaware corporation
3.    Multi-Media Distribution Center, Inc., a Delaware corporation
4.    Nancy Langston & Associates, Inc., a Delaware corporation
5.    National Media Holdings, Inc., a Delaware corporation
6.    National Media Marketing Corporation, a Delaware corporation
7.    National Media Media Corp., a Delaware corporation
8.    NPA Realty Corp., a New York corporation
9.    Positive Response Media, Inc., a California corporation
10.   Positive Response Seminars, Inc., a California corporation
11.   Positive Response Telemarketing, Inc., a California corporation
12.   Positive Response Television, Inc., a Delaware corporation
13.   PRDISC, Inc., a California corporation
14.   Prestige Marketing Limited, a New Zealand corporation
15.   Quantum Asia, a Hong Kong joint venture
16.   Quantum Far East Ltd., a New Zealand corporation
17.   Quantum International Japan Company Ltd., a Japanese corporation
18.   Quantum International Limited, a United Kingdom corporation
19.   Quantum Marketing International, Inc., a Delaware corporation
20.   Quantum Marketing Mexico S.A. de C.V., a Mexico corporation
21.   Quantum North America, Inc., a Delaware corporation
22.   Quantum Polska Sp. Z.o.o., a Poland corporation
23.   Quantum Productions AG, a Switzerland corporation
24.   Suzanne Paul Holdings Pty Limited, an Australian corporation
25.   Suzanne Paul (Australia) Pty Limited, an Australian corporation
26.   Telemall Shopping Pty Ltd., an Australian corporation